Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Amber Wallace
Senior Vice President, Marketing
330-702-8427 Office
330-720-6441 Mobile
Investor Contact:
John S. Gulas
President and CEO
330-702-8432 Office
FARMERS NATIONAL BANC CORP. ANNOUNCES TERMS OF RIGHTS OFFERING AND
ENTRY INTO STANDBY PURCHASE AGREEMENTS
Canfield, Ohio — December 23, 2010 — Farmers National Banc Corp. (OTCBB: FMNB), the holding company for the Farmers National Bank of Canfield, Ohio announced today the terms of its offering of 5,000,000 common shares.
The Company is distributing non-transferable rights to subscribe for and purchase up to 2,946,864 common shares (maximum) to persons who owned our common shares as of 5:00 p.m., Eastern Time, on the record date, October 25, 2010. Under the terms of the rights offering, all shareholders as of the record date will receive, at no charge, one subscription right for each common share held as of the record date. Each subscription right will entitle the holder of the right to purchase 0.21653 common shares at a subscription price of $3.00 per share. This means that each shareholder will have the right to acquire one common share at the subscription price for approximately every five common shares owned on the record date. Fractional common shares resulting from the exercise of subscription rights will be eliminated by rounding down to the nearest whole share. The rights offering will commence as soon as practicable and is scheduled to expire on January 14, 2011.
The Company has also entered into purchase agreements with a total of 12 standby investors under which the standby investors have agreed to acquire 2,053,136 common shares at a price of $3.00 per share.
Any unsubscribed shares offered in the rights offering and not purchased by standby investors may be offered by the Company in a public offering on a best efforts basis by Sandler O’Neill + Partners, L.P. as our selling agent, at a price of $3.00 per share. The public offering, if necessary, will commence after the closing of the rights offering.
Sandler O’Neill + Partners, L.P. acted as the Company’s financial advisor in connection with this transaction.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders. Copies of the prospectus may also be obtained by contacting the Company’s information agent, BNY Mellon Shareowner Services, at (866) 365-9071 (toll free).